                                                Exhibit 99.1

JELD-WEN Reports Strong Demand and Price Realization with Third Quarter 2021 Results
November 1, 2021

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three and nine months ended September 25, 2021, including third quarter net revenue of $1,146.6 million, net income of $40.5 million, adjusted EBITDA of $98.9 million, net cash flow from operations of $135.3 million, earnings per share (EPS) of $0.41, and adjusted EPS of $0.45. Comparability is to the same period in the prior year, unless otherwise noted. References to "core" financial results exclude the impact of foreign exchange and acquisitions completed in the last twelve months.

Highlights
•Net revenue increased by 3.0% to $1,146.6 million, driven by a 2% increase in core revenue
•Price realization accelerated to 7%, including 10% in the North America segment
•Year-to-date gross margin expanded 40 basis points
•Strong order and backlog growth in each segment, and record book-to-bill in North America segment
•Repurchased approximately 8 million shares in the quarter for $221.1 million
•Re-affirmed outlook for full year 2021 revenue growth and updated assumptions for adjusted EBITDA range

“I am proud of our associates globally, who moved swiftly this quarter to meet high customer demand, overcoming the impact of wide-spread labor constraints, supply chain challenges and COVID-19 operating restrictions," said Gary S. Michel, chairman, president and chief executive officer. "Through the disciplined deployment of our business operating system, the JELD-WEN Excellence Model (JEM), our commercial and operational excellence programs continue to generate industry leading order fulfillment, deliver positive price realization, alleviate pressure from unprecedented labor and supply chain constraints and drive new business opportunity."

"Demand remains robust in each of our end markets with strong order and backlog growth, including accelerating order activity through the quarter in our North America segment," said Michel. "With a favorable housing backdrop ahead, I remain confident that we will deliver on the growth plans and financial targets we set forth in our inaugural investor day in May."

Third Quarter 2021 Results
•Core revenue increased in each reporting segment
•Over twelve consecutive quarters of price realization ahead of raw material inflation
•Net income increased $15.1 million
Net revenue for the three months ended September 25, 2021 increased $33.7 million, or 3.0%, to $1,146.6 million, compared to $1,112.9 million for the same period last year. The increase in net revenue was primarily driven by 2% core revenue growth and a 1% positive impact from foreign exchange. Core revenue growth was driven by a 7% pricing benefit, partially offset by a 5% volume/mix headwind due to labor and supply chain constraints and operating restrictions in certain markets related to COVID-19 mandates and adverse weather events.
Net income for the third quarter increased $15.1 million to $40.5 million, compared to net income of $25.5 million in the same period last year. The increase in net income was largely due to lower litigation related expenses and reduced income tax expense, partially offset by lower gross margin. In the third quarter, the impact of income tax was a benefit of $2.9 million primarily due to discrete items related to the election of the high tax exclusion of the GILTI provision of U.S. tax reform legislation. Adjusted net income for the third quarter decreased $8.5 million, or 16.3%, to $44.0 million, compared to $52.6 million in the same quarter last year.
EPS for the third quarter was $0.41, compared to $0.25 for the same quarter last year. Adjusted EPS was $0.45, compared to $0.52 a year ago.
Adjusted EBITDA decreased $31.9 million, or 24.4%, to $98.9 million, compared to the same quarter last year. Adjusted EBITDA margin declined due to the deleverage impact of lower revenue volume, reduced labor efficiency, and higher inflation, partially offset by higher pricing.

On a segment basis for the third quarter of 2021, compared to the same period last year:
•North America - Net revenue increased $14.1 million, or 2.1%, to $676.8 million, due to a 2% increase in core revenue. Core revenue increased due to a 10% pricing benefit, partially offset by an 8% decrease in volume/mix. Adjusted EBITDA margin was 11.4%.
•Europe - Net revenue increased $11.6 million, or 3.7%, to $322.6 million, due to a 2% positive impact from foreign exchange and a 2% increase in core revenue. Core revenue increased primarily due to a 4% pricing benefit, partially offset by a 2% headwind from volume/mix. Adjusted EBITDA margin was 7.4%.
•Australasia - Net revenue increased $8.0 million, or 5.8%, to $147.2 million, due to a 3% favorable foreign exchange impact and a 3% increase in core revenue. Core revenue increased primarily due to a 2% pricing benefit. Adjusted EBITDA margin was 11.9%.

Cash Flow and Balance Sheet
•Adjusted operating cash flow was $181.6 million year-to-date, a decrease of $45.9 million
•Adjusted free cash flow totaled $107.9 million year-to-date, a decrease of $52.7 million
Net cash flow from operations declined $75.3 million to $135.3 million year-to-date due to higher working capital investment, cash taxes, and litigation settlements. Adjusted operating cash flow totaled $181.6 million year-to-date, compared to adjusted operating cash flow of $227.5 million during the same period a year ago. The decrease in adjusted operating cash flow was primarily due to higher working capital investment and higher cash taxes. Adjusted free cash flow decreased to $107.9 million year-to-date, from $160.6 million a year ago, due to lower adjusted operating cash flow and an increase in capital expenditures.
The company repurchased 7,762,169 shares in the quarter for $221.1 million. Year-to-date share repurchases total 9,749,810 shares for $278.0 million.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $832.8 million as of September 25, 2021, compared to total liquidity of $1,121.5 million as of December 31, 2020.

2021 Outlook
•Full year 2021 net revenue growth expected to be within a range of 10% to 12%, unchanged from the previous outlook
•Adjusted EBITDA expected to be within a range of $465 million to $480 million, revised from the previous outlook of $470 million to $490 million due to higher material and freight inflation
•Full year 2021 capital expenditures are expected to be within a range of $100 million to $110 million, compared to the previous outlook of $130 million to $140 million
"Our healthy backlog, accelerating order activity, and improving throughput give us confidence that we will deliver revenue and earnings growth in the fourth quarter, consistent with our updated full year outlook," said Michel. "While inflation remains a headwind, we expect that our pricing actions will more than offset material and freight inflation in both the fourth quarter and full year 2021. Looking into 2022, we believe we are well-positioned to accelerate growth given favorable end market demand and our internal investments in innovation and new product offerings."

Conference Call Information
JELD-WEN management will host a conference call on November 1, 2021, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (888) 550-5280 and using ID 1285715. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and

VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Director, Investor Relations
704-378-7007
investors@jeldwen.com

Media Contact:
JELD-WEN Holding, Inc.
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.
The assumptions underlying the guidance provided for 2021 include revenue growth from the acceleration in housing demand in our primary markets; improved product mix; increased pricing; a positive impact from foreign exchange; and margin expansion from volume, pricing, and productivity, partially offset by higher expenses related to material and freight inflation and SG&A. Additionally, the outlook does not include the impact of potential acquisitions or divestitures and assumes no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.
Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Reports on Form 10-K and our other filings with the Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes adjusted EBITDA and adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use adjusted EBITDA and adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on adjusted EBITDA. In addition, we use adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

We present several financial metrics in "core" terms, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months. We use core adjusted EBITDA, which we define as adjusted EBITDA excluding the impact of foreign exchange and acquisitions completed in the last twelve months. We define core revenue as net revenue excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Our use of core margin is defined as core adjusted EBITDA divided by core revenue. These "core" metrics assist management, investors, and analysts in understanding the organic performance of the operations.

We present adjusted operating cash flow and adjusted free cash flow because we believe they assist investors and analysts in determining the quality of our earnings. Adjusted operating cash flow excludes the impact of legacy legal settlements and expenses related to our secondary offering. Adjusted free cash flow is defined as adjusted operating cash flow less capital expenditures (including purchases of intangible assets). Adjusted operating cash flow and adjusted free cash flow should not be considered alternatives to cash flows from operations as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define net debt leverage as net debt (total principal debt outstanding less unrestricted cash) divided by adjusted EBITDA for the last twelve month period.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual adjusted effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	September 25, 2021	September 26, 2020	% Variance
Net revenues	$1,146.6	$1,112.9	3.0%
Cost of sales	918.5	868.0	5.8%
Gross margin	228.1	244.9	(6.9)%
Selling, general and administrative	173.8	182.0	(4.5)%
Impairment and restructuring charges	0.6	1.3	(56.3)%
Operating income	53.7	61.6	(12.8)%
Interest expense, net	19.4	18.8	3.2%
Other (income) expense	(3.3)	1.4	(335.8)%
Income before taxes	37.6	41.4	(9.3)%
Income tax (benefit) expense	(2.9)	16.0	(118.4)%
Net income	$40.5	$25.5	59.1%
Other financial data:
Adjusted EBITDA(1)	$98.9	$130.7	(24.4)%
Adjusted EBITDA Margin(1)	8.6%	11.7%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

	Nine Months Ended
	September 25, 2021	September 26, 2020	% Variance
Net revenues	$3,484.8	$3,084.4	13.0%
Cost of sales	2,728.9	2,426.5	12.5%
Gross margin	755.9	657.9	14.9%
Selling, general and administrative	554.0	520.9	6.4%
Impairment and restructuring charges	2.6	10.1	(73.9)%
Operating income	199.3	126.9	57.0%
Interest expense, net	56.7	54.5	4.1%
Other income	(13.9)	(3.5)	304.1%
Income before taxes	156.5	75.9	106.2%
Income tax expense	29.8	27.6	8.0%
Net income	$126.7	$48.3	162.1%
Other financial data:
Adjusted EBITDA(1)	$345.0	$331.0	4.2%
Adjusted EBITDA Margin(1)	9.9%	10.7%

(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	September 25, 2021	December 31, 2020
Consolidated balance sheet data:
Cash and cash equivalents	$443.9	$735.8
Accounts receivable, net	590.8	477.5
Inventories	601.9	512.2
Total current assets	1,695.7	1,760.7
Total assets	3,826.5	3,964.7
Accounts payable	354.1	269.9
Total current liabilities	938.2	867.6
Total debt	1,715.6	1,768.0
Total shareholders’ equity	830.4	1,004.5

	Nine Months Ended
Consolidated statement of cash flows data:	September 25, 2021	September 26, 2020
Net cash flow provided by (used in):
Operating activities	$135.3	$210.6
Investing activities	(68.5)	(57.1)
Financing activities	(346.2)	217.1

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
(amounts in millions)	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net income	$40.5	$25.5	$126.7	$48.3
Income tax (benefit) expense	(2.9)	16.0	29.8	27.6
Depreciation and amortization	33.7	33.5	103.3	99.8
Interest expense, net	19.4	18.8	56.7	54.5
Impairment and restructuring charges(1)	1.1	1.4	3.5	10.4
Loss (gain) on sale of property and equipment	0.6	(0.3)	1.0	(2.7)
Share-based compensation expense	6.3	2.8	20.7	11.7
Non-cash foreign exchange transaction/translation (income) loss	(2.8)	3.0	(16.3)	10.6
Other items (2)	1.7	30.0	18.3	70.6
Costs relating to debt restructuring and debt refinancing	1.3	—	1.3	0.2
Adjusted EBITDA	$98.9	$130.7	$345.0	$331.0

(1)Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our accompanying unaudited consolidated statements of operations plus (ii) additional charges relating to inventory and/or manufacturing of our products that are included in cost of sales in our accompanying unaudited consolidated statements of operations were $0.5 and $0.1 for the three months ended September 25, 2021 and September 26, 2020, respectively, and $0.8 and $0.3 for the nine months ended September 25, 2021 and September 26, 2020, respectively.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended September 25, 2021 (1) $0.4 in legal costs and professional expenses relating primarily to litigation and (2) $1.1 in facility closure, consolidation, startup, and other related costs; (ii) in the three months ended September 26, 2020 (1) $27.8 in legal costs and professional expenses relating primarily to litigation, (2) $1.3 in facility closure, consolidation, startup, and other related costs, and (3) $1.1 of realized losses on hedges of intercompany notes; (iii) in the nine months ended September 25, 2021 (1) $15.7 in legal costs and professional expenses relating primarily to litigation and (2) $1.9 in facility closure, consolidation, startup, and other related costs; (iv) in the nine months ended September 26, 2020 (1) $62.5 in legal costs and professional expenses relating primarily to litigation, (2) $5.4 in facility closure, consolidation, startup, and other related costs, (3) $1.2 in one-time lease termination charges, and (4) $1.1 of realized losses on hedges of intercompany notes.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net income	$40.5	$25.5	$126.7	$48.3
Legal costs and professional expenses	0.4	27.8	15.7	62.5
Non-cash foreign exchange transactions/translation income	(2.8)	3.0	(16.3)	10.6
Impairment and restructuring charges	1.1	1.4	3.5	10.4
Loss on extinguishment of debt	1.3	—	1.3	—
Facility closure, consolidation, startup and other related costs	1.1	1.3	1.9	5.4
Acquisition and integration charges	0.2	—	0.4	0.1
Adjusted tax impact (1)	2.1	(6.3)	(1.0)	(23.9)
Adjusted net income	$44.0	$52.6	$132.2	$113.3

Diluted net income per share	$0.41	$0.25	$1.26	$0.48
Legal costs and professional expenses	—	0.28	0.16	0.63
Non-cash foreign exchange transactions/translation income	(0.03)	0.03	(0.16)	0.10
Impairment and restructuring charges	0.01	0.01	0.03	0.10
Loss on extinguishment of debt	0.01	—	0.01	—
Facility closure, consolidation, startup and other related costs	0.01	0.01	0.02	0.05
Acquisition and integration charges	—	—	—	—
Adjusted tax impact (1)	0.04	(0.06)	(0.01)	(0.24)
Adjusted net income per share	$0.45	$0.52	$1.31	$1.12

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and nine months ended September 25, 2021 and September 26, 2020, respectively.	97,823,658	101,778,952	100,631,125	101,440,963
(1)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an adjusted tax rate of 25.3% for the three months and nine months ended September 25, 2021; and 25.6% for the three months and nine months ended September 26, 2020.

	Nine Months Ended
	September 25, 2021	September 26, 2020
Net cash provided by operating activities	$135.3	$210.6
Plus legacy legal settlements	45.0	16.9
Plus adjustments for secondary offering expenses	1.3	—
Adjusted operating cash flow(1)	$181.6	$227.5
Less capital expenditures	73.7	66.9
Adjusted free cash flow(1)	$107.9	$160.6
(1)Adjusted operating cash flow and adjusted free cash flow are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of adjusted operating cash flow and adjusted free cash flow, see above under the heading "Non-GAAP Financial Information".

	September 25, 2021	December 31, 2020
Total debt	$1,715.6	$1,768.0
Less cash and cash equivalents	443.9	735.8
Net debt	$1,271.7	$1,032.2
Divided by trailing twelve months adjusted EBITDA	460.5	446.4
Net debt leverage(1)	2.8x	2.3x
(1)Net debt leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of net debt leverage, see above under the heading "Non-GAAP Financial Information".

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 25, 2021	September 26, 2020
Net revenues from external customers			% Variance
North America	$676.8	$662.7	2.1%
Europe	$322.6	$311.0	3.7%
Australasia	$147.2	$139.2	5.8%
Total Consolidated	$1,146.6	$1,112.9	3.0%
Adjusted EBITDA(1)
North America	$76.9	$92.4	(16.8)%
Europe	$23.8	$40.0	(40.5)%
Australasia	$17.6	$18.5	(5.0)%
Corporate and unallocated costs	$(19.4)	$(20.2)	(3.8)%
Total Consolidated	$98.9	$130.7	(24.4)%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Nine Months Ended
	September 25, 2021	September 26, 2020
Net revenues from external customers			% Variance
North America	$2,056.5	$1,857.5	10.7%
Europe	$992.8	$854.0	16.3%
Australasia	$435.4	$372.9	16.8%
Total Consolidated	$3,484.8	$3,084.4	13.0%
Adjusted EBITDA(1)
North America	$272.0	$232.5	17.0%
Europe	$92.4	$91.7	0.8%
Australasia	$48.8	$42.5	14.9%
Corporate and unallocated costs	$(68.1)	$(35.6)	91.0%
Total Consolidated	$345.0	$331.0	4.2%

(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”